UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 22, 2011

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32496	77-0635673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Belt Line Road, Suite 200, Irving, Texas	75063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 687-0030

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On August 22, 2011, Cano Petroleum, Inc., a Delaware corporation (“Cano”), executed a mutual termination letter with Natixis providing for the termination of two fixed price commodity swap contracts that the parties entered into on September 11, 2009 (the “Termination Letter”).  The fixed price commodity swaps were based on West Texas Intermediate NYMEX prices and are summarized as follows:

Time Period	Fixed Oil Price	Barrels Per Day
4/1/11 - 12/31/11	$75.90	700
1/1/12 - 12/31/12	$77.25	700

In recognition that Natixis was able to terminate the fixed price commodity swaps due to existing events of default, including, but not limited to, those defaults identified in the Consent and Forbearance Agreement dated August 5, 2010 among Cano, certain guarantors, certain lenders, including Natixis, and Union Bank, N.A. and previously disclosed on a current report on Form 8-K filed with the SEC on August 10, 2010, Cano and Natixis agreed to mutually and consensually terminate the fixed price commodity swaps at a time when Cano’s exposure in the swap transactions appears to be favorably reduced.  Pursuant to the Termination Letter, Cano also released Natixis and its affiliates from claims related to the commodity swap transactions, the early termination thereof and Cano’s Amended and Restated Credit Agreement.  In connection with the termination of the commodity swap transactions, Cano must pay $3.65 million to Natixis.

In addition to being a party to the commodity swap transactions, Natixis is also one of the senior lenders under Cano’s Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: August 26, 2011
	By:	/s/ John H. Homier
John H. Homier
Chief Financial Officer